UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2011

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 22, 2011, Empire Resorts, Inc. (the “Company”) received notice from The NASDAQ Stock Market (“Nasdaq”) that, because the Company’s stockholders’ equity has fallen below $10 million as reported on its annual report on Form 10-K for the year ended December 31, 2010, the Company no longer complies with Nasdaq Listing Rule 5450(b)(1)(A) with respect to the minimum stockholders' equity requirement for continued listing on the Nasdaq Global Market.

Nasdaq’s notice has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Market.  Pursuant to Nasdaq Marketplace Rule 5810(c)(2)(C), the Company has been provided 45 calendar days, or until May 6, 2011, to submit a plan to Nasdaq to regain compliance.   If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the notice, or until September 18, 2011, to evidence compliance. If the plan is not accepted, the Company will have the right to appeal such decision and the common stock would remain listed on the Nasdaq Global Market until the completion of the appeal process.  To regain compliance, the Company must have stockholders’ equity of at least $10 million.

Alternatively, the Company may be eligible to transfer the listing of its common stock to the Nasdaq Capital Market.  To qualify, the Company would be required to meet the continued listing requirements for the Nasdaq Capital Market, with the exception of the minimum bid price requirement.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements, including the effect that the Company’s proposed rights offering will have on its stockholders’ equity, but no decisions about a response have been made at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: March 23, 2011	By:	/s/ Laurette J. Pitts
	Name:	Laurette J. Pitts
	Title:	Chief Financial Officer